EXHIBIT 99.1

ISCO, INC. RETIREMENT PLU$ PLAN

Financial Statements As Of

And For The Years Ended

July 31, 2003 And 2002

And Supplemental Schedule

As Of

July 31, 2003

And Independent Auditors’ Report

ISCO, INC. RETIREMENT PLU$ PLAN

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

AND INDEPENDENT AUDITORS’ REPORT

TABLE OF CONTENTS

FINANCIAL STATEMENTS:

Independent Auditors’ Report

Statements of Net Assets Available for Benefits

Statements of Changes in Net Assets Available for Benefits

Notes to Financial Statements

SUPPLEMENTAL SCHEDULE:

Form 5500 Schedule H Part IV, Line 4 (i) – Schedule of Assets Held for Investment Purposes - July 31, 2003

Schedules not filed herein are omitted because of the absence of the conditions under which they are required.

INDEPENDENT AUDITORS’ REPORT

Plan Committee

Isco, Inc. Retirement Plu$ Plan

Lincoln, Nebraska

We have audited the accompanying statements of net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan as of July 31, 2003 and 2002 and the related statements of changes in net assets available for benefits for the years then ended.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan as of July 31, 2003 and 2002, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of July 31, 2003 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
November 3, 2003

ISCO, INC. RETIREMENT PLU$ PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(Amounts in thousands)

	July 31, 2003	July 31, 2002

Investments, at fair value (Note C)	$25,515	$22,549

Contributions receivable	50	70

Net assets available for benefits	$25,565	$22,619

The accompanying notes are an integral part of the financial statements.

ISCO, INC. RETIREMENT PLU$ PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(Amounts in thousands)

	Year Ended July 31, 2003	Year Ended July 31, 2002

Investment income (loss) (Note C):
Dividends, interest and other income	$377	$354
Net realized and unrealized appreciation (depreciation) in fair value of investments	1,744	(4,568)
Net investment income (loss)	2,121	(4,214)

Contributions:
Employer annual profit sharing	—	70
Employer 401(k) matching	333	304
Participant	1,147	990
	1,480	1,364
Total additions (reductions)	3,601	(2,850)

Benefits paid	(655)	(1,089)
Increase (decrease) in net assets available for benefits	2,946	(3,939)

Net assets available for benefits:
Beginning of year	22,619	26,558

End of year	$25,565	$22,619

The accompanying notes are an integral part of the financial statements.

ISCO, INC. RETIREMENT PLU$ PLAN

NOTES TO FINANCIAL STATEMENTS

Years ended July 31, 2003 and 2002

(Columnar amounts in thousands, except share/unit data)

Note A. Description of Plan

General.  The following brief description of the Isco, Inc. Retirement Plu$ Plan (the Plan) is provided for general information purposes only.  Participants should refer to the Plan document for more complete information. The Plan was established, effective August 1, 1972, to provide retirement benefits for the employees of Isco, Inc.  The Plan was last amended effective August 1, 1995.  Employees are eligible for participation after they have completed one year of service and are at least 21 years of age.  A year of service is defined as the accumulation of 1,000 hours of credited service during a one-year period beginning on the employment date.

Participant contributions, Employer 401(k) matching contributions, and Employer profit sharing contributions, are invested by JP Morgan Retirement Plan Services at the direction of the plan participants.

Employer Annual Profit Sharing Contribution.  The Employer makes annual discretionary contributions to the Plan, subject to IRS limitations.  The contributed amount received by each participant is based on his or her percentage of total eligible compensation.

Participant Contributions.  Plan participants may elect to reduce their compensation by any percentage, up to the annual IRS contribution limit.  The Employer then contributes the amount of reduction in compensation to the Plan on behalf of each participant.

Employer 401(k) Matching Contribution.  The Employer is required to match 50% of the contribution made on behalf of each participant electing salary reductions up to a maximum of 5% of the participant’s eligible compensation.

Participant Accounts.  Each participant’s account is credited with the participant’s contribution, the Employer’s matching contribution and the allocated portion of the Employer’s annual profit sharing contribution and the forfeited portion of terminated participants’ non-vested account balances.  Any 401(k) forfeitures are allocated, based on a participant’s contributions to the 401(k) plan during the plan year.  The Employer’s annual profit sharing contribution and related forfeitures are allocated to each participant’s account based on the percentage of the participant’s eligible compensation for the plan year to the total compensation of all eligible participants for the plan year.  Earnings are credited directly to each investment option in which the participant had an investment on the record date of the dividend or interest distribution.

Vesting.  Participant contributions (i.e. employee salary reduction amounts) are immediately fully vested and nonforfeitable.  Employer profit sharing contributions and the Employer 401(k) matching contributions vest 20% upon completion of one year of credited service, increasing 20% per year until fully vested upon completion of five years of credited service.

Payment of Benefits.  On termination of service due to death, disability or retirement, a participant with a vested balance may elect to receive a lump sum equal to the participant’s vested interest in his or her account.

Plan participants are eligible for normal retirement at age 65 but may elect to retire at a later date.  Upon attainment of 65 years of age, death, or determination of disability, a participant becomes 100% vested regardless of the number of credited years of service completed.

Plan Expenses.  The Employer pays for all costs to administer the plan with the exception of loan origination and loan maintenance fees.  This provides an additional benefit to the participant. The administration costs paid by the Employer are not reflected in the Plan’s financial statements.

Participant Loans.  Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance.  The loans are secured by the participant’s account balance and bear interest at rates that range from 5.25% to 10.75%, which are equivalent to prevailing local rates as determined by the Plan Administrator.  Principal and interest are paid ratably through payroll deductions.

Subsequent Event.  Effective August 1, 2003, the Employer adopted a new prototype plan document to incorporate required tax law changes and other administrative changes.  The most significant change as a result of the new plan document adoption was a change in the Plan’s year end from July 31 to December 31.

Note B.  Summary of Significant Accounting Policies

Basis of Accounting.  The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates.  The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein.  Actual results could differ from those estimates.  The Plan utilizes various investment instruments.  Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility.  Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for plan benefits.

Investment Valuation and Income Recognition.  Investments are stated at fair value.  Fair value of marketable securities is determined by reference to the closing quoted price by the exchange on which the security is listed or the closing net asset value as reported by the mutual fund.  Participant loans are stated at their outstanding principal balance, which approximates fair value.

Investment transactions are recognized on a settlement date basis.  The net realized and unrealized appreciation (depreciation) of investments is recognized in the statements of changes in net assets available for benefits. The fair value at the beginning of the plan year, or the purchased cost if acquired during the year, is used in determining realized and unrealized gains and losses on the sale of each investment.

Payment of Benefits.  The Plan’s policy is to record benefit payments upon distribution to the participants.  Benefits payable to retired and terminated participants were $0 and $0 at July 31, 2003 and 2002, respectively.

Contributions.  The Employer profit sharing contribution is computed as of the end of the Employer’s fiscal year and is recorded by the Plan in the corresponding period.  The profit sharing contribution is allocated to participants’ accounts in the plan quarter in which the profit sharing contribution is made to the Plan.  Participant contributions are recorded in the period in which the bi-weekly payroll deductions are made. The Employer 401(k) matching contributions are also recorded in the period that the payroll deductions are made.

Note C. Investments

The following schedule presents the fair values of investments that represent five percent or more of the Plan’s net assets.

	July 31 2003	July 31 2002
American Century Stable Asset Fund	$2,830	$2,282
American Century International Growth Fund	1,284	1,497
American Century Ultra Fund	5,013	4,704
American Century Select Fund	5,981	5,760
American Century Balanced Fund	—	2,117
American Century Strategic Allocation-Moderate	2,517	423
American Century Diversified Bond Fund	1,534	1,088
American Century Equity Index Fund	1,823	869

The net appreciation (depreciation) in fair value of investments for the years ended July 31, 2003 and 2002 is summarized as follows:

	2003	2002

Mutual Funds	$1,811	$(4,698)
Isco, Inc. Common Stock	(67)	130
	$1,744	$(4,568)

Note D. Plan Termination

Although Isco, Inc. has not expressed any intent to terminate the Plan, it may do so at any time by giving 30 days notice to the Plan Committee, the Plan Administrator, and the Trustee.  In the event of such termination, Plan assets would be valued and participants’ accounts would be adjusted to reflect the allocation of net gains and losses of the underlying investments.  At that time, participants’ accounts would become fully vested and nonforfeitable.

Note E. Federal Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated September 7, 1995, which states that the Plan, as amended June 11, 1994, meets the requirements of Section 401(a) of the Internal Revenue Code and is, therefore, exempt from Federal income tax under Section 501(a) of the Code.  However, the plan has been amended since the determination letter was received.  The Plan administrator believes that the Plan is in compliance with current regulations.  Therefore, no provision for income taxes is provided in the financial statements of the Plan.

Note F. Related Party Transactions

Plan investments include 76,285 and 74,908 shares of Isco, Inc. common stock with a fair value of $626,000 and $674,000 at July 31, 2003 and 2002, respectively.  Isco, Inc. is the plan sponsor and, therefore, these transactions qualify as party-in-interest transactions.

All JP Morgan investments are managed by the trustee of the plan and, therefore, these transactions qualify as party-in-interest transactions.  JP Morgan is the owner of JP Morgan/American Century Retirement Plan Services.

ISCO, INC. RETIREMENT PLU$ PLAN

PN 001

(Amounts in dollars, except per share/unit data)

Supplemental Schedule

Form 5500 Schedule H Part IV, Line 4(i) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

July 31, 2003
Column B	Column C		Column E
Identity of issue, borrower, lessor or similar party	Description of investment including collateral, rate of interest, maturity date, par or maturity value		Current Value
Money Market:
*American Century Stable Asset Fund	2,829,595	Shares	$2,830,000

Mutual Funds:

*American Century Select Fund	183,469	Shares	5,981,000
*American Century Diversified Bond Fund	149,549	Shares	1,534,000
*American Century Ultra Fund	203,945	Shares	5,013,000
*American Century International Growth Fund	186,686	Shares	1,284,000
*American Century Equity Index Fund	460,292	Shares	1,823,000
*American Century Value Fund	155,108	Shares	1,022,000
*American Century Lord Abbett Growth Opportunities	41,978	Shares	686,000
*American Century Strategic Allocation: Moderate	437,776	Shares	2,517,000
*American Century Strategic Allocation: Aggressive	85,083	Shares	529,000
T. Rowe Price Small Cap Stock Fund	33,567	Shares	837,000
Van Kampen Growth & Income Fund	27,203	Shares	434,000

Other Investments:
*Isco, Inc. Common Stock	76,285	Shares	626,000
*Participant Loans	Interest rates ranging from 5.25% to 10.75% maturing August 2003 through March 2008		399,000
			$25,515,000

*Party-in-interest